Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
Bell Industries, Inc. (Minnesota)
J. W. Miller Company (California) (1)
Bell Tech.logix, Inc. (1)
Milgray Ltd. (1)
      All companies listed are wholly owned by the Registrant (Bell Industries, Inc. of California) and are included in the consolidated financial statements.

(1)	Inactive